Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

PERSONAL AND CONFIDENTIAL

April 21, 2018

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

Attention: William D. Rogers, Executive Vice President and Chief Financial Officer

Project Pacer

$5.0 Billion Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“Goldman Sachs”), Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with Goldman Sachs the “Initial Lenders” and, the Initial Lenders together with each Lender (as defined below) that becomes a party hereto in accordance with Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”), that CenterPoint Energy, Inc. (the “Company” or “you”), intends to acquire (the “Acquisition”) all of the equity interests of a company previously identified to us and codenamed Pacer (the “Target”) pursuant to an Agreement and Plan of Merger to be entered into by and among the Company, a direct or indirect wholly-owned domestic subsidiary of the Company and the Target (the “Acquisition Agreement”) and to consummate certain transactions described therein and in this Commitment Letter, in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A and B (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Acquisition, including refinancing certain existing indebtedness of the Target (and related fees, commissions and expenses (collectively, “Transaction Costs”)) will be provided by a combination of (a) cash on the balance sheet, issuance of commercial paper and borrowings under the Existing Revolving Credit Agreement (as defined in Exhibit A hereto), (b) the issuance by you of a combination of equity securities, equity-linked securities and unsecured debt securities (the foregoing, collectively, the “Securities”), and/or (c) to the extent that the Securities are not issued on or prior to the closing of the Acquisition, up to $5.0 billion of borrowings under a senior unsecured 364-day term loan facility (the “Bridge Facility”), having the terms set forth in Exhibit A.

The Acquisition, the Bridge Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions.

1.	Commitments and Agency Roles

You hereby appoint Goldman Sachs to act, and Goldman Sachs hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility. You hereby appoint each of Goldman Sachs and MSSF to act, and each of Goldman Sachs and MSSF hereby agrees to act, as joint lead arranger and joint bookrunner (in such capacity, an “Arranger” and

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collectively, the “Arrangers”) for the Bridge Facility. You hereby appoint MSSF to act, and MSSF hereby agrees to act, as the exclusive syndication agent for the Bridge Facility (the “Syndication Agent”). Goldman Sachs shall retain “left” and highest placement on all marketing materials prepared in connection with the Bridge Facility and MSSF will appear immediately to the “right” of Goldman Sachs. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Bridge Facility unless you and we shall so agree. The Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. Goldman Sachs is pleased to advise you of its commitment to provide to the Company, severally and not jointly, $2.5 billion of the Bridge Facility and MSSF is pleased to advise you of its commitment to provide to the Company, severally and not jointly, $2.5 billion of the Bridge Facility, in each case, on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter referred to below; provided, that any event occurring after the date hereof and prior to the Closing Date (as defined in Exhibit A) that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in Exhibit A under the Section titled “Mandatory Prepayments and Commitment Reductions” shall reduce on a pro rata basis (or be allocated between any affiliated Commitment Parties as they may otherwise determine) the Bridge Facility under this Commitment Letter on a dollar-for-dollar basis.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the satisfaction or waiver of the conditions set forth in Exhibit B.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (a) the representations made by or with respect to the Target in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that the breach of such representations would permit you or your applicable subsidiary to terminate your obligations under the Acquisition Agreement or to decline to close the Acquisition as a result of a breach of such representations in the Acquisition Agreement) (the “Target Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in Exhibit B are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company referred to in Exhibit A relating to corporate existence of the Company, corporate power and authority to enter into the Loan Documents; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with (i) the Company’s organizational documents or (ii) any indenture, instrument or agreement for committed or funded indebtedness of the Company (in the case of this clause (ii), without giving effect to any material adverse effect qualifier therein) in excess of $125.0 million; Investment Company Act; margin stock; solvency (to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit B) and use of proceeds does not violate Patriot Act, OFAC, FCPA, other anti-terrorism laws and anti-money laundering laws. There shall be no conditions to closing and funding the Bridge Facility other than those set forth in Exhibit B.

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3.	Syndication

The Arrangers intend promptly after your signing of this Commitment Letter, and reserve the right, to syndicate the Bridge Facility to the Lenders (as such term is defined in Exhibit A), which syndication may occur in one or more stages. The Arrangers will lead the syndication in consultation with you, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will, in consultation with you and on terms consistent with this Commitment Letter and the Fee Letter, determine the final commitment allocations; provided, however, that (a) until the date that is 45 days after the date of your signing of this Commitment Letter (the “Initial Syndication Period”), the selection of any Lender, any role awarded and allocations by the Arrangers shall be subject to the Company’s approval in its sole discretion (it being acknowledged that (i) you and the Arrangers intend that such roles and allocations be in accordance with the ranges and parameters to be memorialized between you and the Arrangers on or prior to your signing of this Commitment Letter and (ii) the Company consents to and approves any lender under the Existing Revolving Credit Agreement (each an “Existing Lender”) becoming a Lender), (b) following the Initial Syndication Period, if and for so long as a “Successful Syndication” (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Arrangers shall be in consultation with the Company, and (c) following the achievement of a Successful Syndication, further assignments of commitments under the Bridge Facility shall be in accordance with the section captioned “Assignment and Participations” in the Term Sheet. Each of the Initial Lenders’ respective commitments hereunder with respect to the Bridge Facility shall be reduced on a pro rata dollar for dollar basis as and when commitments for the Bridge Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation (which in each case shall not add, amend or replace any of the conditions to the availability of the Bridge Facility) reasonably satisfactory to the Arrangers and you (each a “Joinder Agreement”) or (ii) party to the Bridge Loan Agreement (as defined below) as a “Lender” thereunder; provided, however, that, except in the case of any portion of the commitments of the Initial Lenders with respect to the Bridge Facility that is syndicated to any Lender that, upon first becoming party to this Commitment Letter or the Bridge Loan Agreement, is an Existing Lender, has been approved by the Company (such approval not to be unreasonably withheld) or is a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by S&P or Moody’s (each as defined in Exhibit A), the Initial Lenders shall not be relieved of their respective obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility. With respect to any syndication, assignment or participation other than through a Lender becoming party to this Commitment Letter or the Bridge Loan Agreement as set forth in the preceding sentence, the Initial Lenders shall not be relieved, released or novated from their respective commitments hereunder until the funding on the Closing Date has occurred. The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Bridge Facility, (b) 60 days following the Closing Date and (c) the date a Successful Syndication is achieved (the “Syndication Date”), you will not, and agree to use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to ensure that the Target will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any competing debt facility or debt or equity security of the Target or the Company or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security (other than

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(i) existing ordinary course bilateral working capital facilities, (ii) commercial paper issuance, letters of credit and swap agreements, (iii) the Bridge Facility, (iv) the Securities, (v) any (A) indebtedness under the existing revolving credit facilities of the Company or its subsidiaries, (B) amendment to the existing revolving credit facilities of the Company or its subsidiaries for the purposes of adjusting the financial covenant contained therein or (C) refinancing of and/or increase to the commitments under the existing revolving credit facilities of the Company or its subsidiaries (provided that any such amendment, refinancing and/or increase pursuant to clauses (B) or (C) shall be in consultation and coordination with the Arrangers), (vi) accounts receivables facilities, (vii) purchase money and asset financing incurred in the ordinary course of business, (viii) trade and customer related financing in the ordinary course of business, (ix) indebtedness of any Regulated Subsidiary that is non-recourse to the Company and its other subsidiaries (other than a Regulated Subsidiary of such Regulated Subsidiary) and (x) debt issuances, extensions and amendments by the Target and its subsidiaries prior to the Closing Date permitted under the Acquisition Agreement), in each case without the prior written consent of the Arrangers (not to be unreasonably withheld or delayed), in each case if the announcement, syndication or issuance of such facilities or securities would reasonably be expected to interfere with the syndication of the Bridge Facility as reasonably determined by the Arrangers.

Until the Syndication Date, you agree to assist, and agree to use commercially reasonable efforts to cause the Target to assist, but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement, the Arrangers in achieving a syndication of the Bridge Facility that is reasonably satisfactory to the Arrangers and you, including providing, upon reasonable request by the Arrangers, information customary for transactions of this type reasonably deemed necessary by the Arrangers to complete such syndication, including using your commercially reasonable efforts in: (i) assisting in the preparation of a customary information memorandum (the “Information Memorandum”), a customary lender presentation (the “Lender Presentation”) and other customary presentation materials (collectively, the “Facility Marketing Materials”) reasonably acceptable in form and content to the Arrangers and you regarding the business, operations, financial projections and prospects of the Company and the Target (including the financial information and projections described in Exhibit B) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Company that the Arrangers deems reasonably necessary to complete the syndication of the Bridge Facility; (ii) using commercially reasonable efforts to obtain prior to the launch of general syndication updated ratings of the Company’s senior unsecured indebtedness from Moody’s and from S&P (each as defined in Exhibit A); (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Bridge Facility (including without limitation direct contact with senior management of the Company); (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times to be mutually agreed by the Arrangers and the Company one or more meetings with prospective Lenders; and (v) executing one or more Joinder Agreements at the reasonable request of the Arrangers. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement, the Loan Documents or other undertaking concerning the financing of the Transactions contemplated hereby, neither the commencement nor the completion of the syndication of the Bridge Facility constitute a condition to the availability or funding of the Bridge Facility on the Closing Date. It is also understood that you will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege, (ii) any law, rule or regulation applicable to you, the Target or your or its respective affiliates or (iii) any obligation of confidentiality from a third party binding on you, the Target or your or its respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

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You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facility Marketing Materials that does not contain material non-public information (for purposes of United States federal or state securities laws) concerning you, the Target or your or its respective subsidiaries or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (after you have been given a reasonable opportunity to review such documents), unless you advise the Arrangers in writing (including by email) prior to their distribution that such material should only be distributed to prospective private Lenders: (a) drafts and final versions of the definitive loan documents relating to the Bridge Facility, which shall be comprised of a credit agreement (the “Bridge Loan Agreement”) and notes (if any) (collectively, the “Loan Documents”); (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Facilities Marketing Materials provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating the Company, the Target and us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at the Arrangers’ request, you will use commercially reasonable efforts to identify Public Information Materials by marking the same as “PUBLIC”.

4.	Information

You represent and warrant that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (i) all written information (other than projections, estimates, forecasts and other information of a general economic or industry specific nature) that has been or will be made available to each Arranger, each Commitment Party or the Lenders directly or indirectly by or on behalf of the Company or the Target in connection with the Transactions is and will be when furnished, when taken as a whole, correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to each Arranger, each Commitment Party or the Lenders directly or indirectly by or on behalf of the Company or the Target in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by you to be reasonable when made and when made available to each Arranger, each Commitment Party, the Lenders and their respective affiliates; it being understood that the projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 60 days following the Closing Date and (ii) the Syndication Date,

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any of the representations in the preceding sentence would be incorrect (to the best of your knowledge insofar as it applies to information concerning the Target and its subsidiaries), then you will promptly supplement, or cause to be supplemented (or, with respect to information concerning the Target and its subsidiaries, use commercially reasonable efforts to supplement), the information and projections so that such representations will be correct in light of the circumstances in which such statements are made (to the best of your knowledge insofar as it applies to information concerning the Target and its subsidiaries). You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification

You hereby agree to indemnify upon demand and hold harmless the Administrative Agent, each Arranger, the Syndication Agent, each Lender (including in any event each Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”), from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target or any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility and without regard to the exclusive or contributory negligence of any Indemnified Person; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (A) the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or related parties, (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under this Commitment Letter, the Fee Letter or any Loan Documents or (C) any dispute among Indemnified Persons that does not involve an act or omission by you or any of your subsidiaries (other than any claims against the Administrative Agent, the Arrangers or the Syndication Agent in their capacity as such but subject to clause (A) above), in the case of clauses (A) through (C), to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that you shall not be required to reimburse the costs of more than one counsel to all Indemnified Persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by you) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably necessary, one local counsel plus one specialist counsel, in respectively, any relevant jurisdiction or applicable specialty) to the affected Indemnified Persons. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent resulting from such Indemnified Person’s own gross negligence or willful misconduct (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability that you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Neither we nor any other Indemnified Person will be responsible or liable based on its or their exclusive or contributory negligence or otherwise to you or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment

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Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility. Neither you nor any of your affiliates will be responsible or liable (based on its or their exclusive or contributory negligence or otherwise) to the Arrangers or any other Indemnified Person or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Section 5.

6.	Assignments

This Commitment Letter may not be assigned by a party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person); provided, however, that each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to (i) any of its affiliates (provided that, except in the case of (A) a Commitment Party assigning its commitment to its affiliate which is also a Commitment Party and (B) assignments to Goldman Sachs Lending Partners LLC or Morgan Stanley Bank, N.A., such assigning Commitment Party shall not be released from its portion of its commitment so assigned to the extent that such affiliate fails to fund the portion of the commitment so assigned to it on the Closing Date) and (ii) in the case of each of the Initial Lenders only, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a Joinder Agreement as provided in Section 3 above, and upon any such assignment, each of the Initial Lenders will be released from that portion of its commitments and agreements that has been so assigned. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties. As used in this Commitment Letter and the Fee Letter the term “affiliate” includes our lending partners.

7.	USA PATRIOT Act Notification

The Arrangers notify the Company and the Target that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) they and each Lender may be required to obtain, verify and record information that identifies the Company and the Target, including the name and address of each such Person and other information that will allow the Arrangers and each Lender to identify the Company and the Target in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arrangers and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written communications provided by each Commitment Party, each Arranger or any of their affiliates in connection with the Transactions are confidential and may not be disclosed to any other person or entity without our prior written consent except, pursuant to applicable law or compulsory legal process (in which case you agree, to the extent

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practicable and not prohibited by applicable law, to inform us promptly thereof); provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications (A) to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Transactions on a confidential basis, (B) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or committee, or as otherwise required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law) or (C) upon the request or demand of any regulatory authority purporting to have jurisdiction over you or any of your subsidiaries (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (ii) this Commitment Letter and the information contained herein and the Fee Letter (redacted in a manner reasonably satisfactory to us) to the Target and its affiliates, and their respective officers, directors, employees, agents, attorneys, accountants and other advisors in connection with the Transactions, in each case, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein and the Fee Letter confidential, (iii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, Securities or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter, on a confidential basis, (v) following the execution of this Commitment Letter, you may disclose to the Lenders and the prospective Lenders the amount of the applicable fees under the Fee Letter to the extent that they are stated therein to be for the account of the Lenders, (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof and (vii) this Commitment Letter and the information contained herein to any rating agency on a confidential basis and in consultation with the Arrangers.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Company, the Target or any of your or their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, advisors, representatives, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you, the Target or any of your or its respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing

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such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis, (j) contained in, and as contemplated by, any offering circular, private placement memorandum, prospectus or other similar disclosure document or in any amendment or supplement thereto and (j) with your prior written consent; provided that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date of execution of the Bridge Loan Agreement at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

You acknowledge that each Arranger and its affiliates are full service securities firms engaged in a broad array of activities and as such may from time to time effect transactions for their own (or entities with which they co-invest) account or the account of customers, and may hold, purchase, sell or vote long or short positions in securities or indebtedness, or options thereon, of the Company, the Target and other companies that may be the subject of the Transactions. In addition, the Arrangers may at any time communicate independent recommendations and/or publish or express independent research views in respect of such securities, indebtedness or options. Each Arranger and its affiliates may have economic interests that are different from or conflict with those of the Company regarding the transactions contemplated hereby, and you acknowledge and agree that each Arranger has no obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Arrangers for breach of fiduciary duty or alleged breach of fiduciary duty in connection with any aspect of the Transactions and agree that the Arrangers will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions between you, on the one hand, and the Commitment Parties, on the other hand, and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company or any of its affiliates that is or may come into our possession or in the possession of any of our affiliates in accordance with Section 8 (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). In addition, each of the parties hereto acknowledges that each of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC has been retained by the Company as a financial advisor (in such capacity, a “Financial Advisor”) to the Company in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

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Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Arrangers and their respective affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF TARGET MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A TARGET MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO THE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAWS. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

10

The provisions of Sections 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or Loans are disbursed; provided, that the provisions of Section 5 shall be superseded (to the extent covered thereby) by the terms of the Loan Documents upon execution and delivery thereof by the parties thereto. You may terminate (on a pro rata basis among the Commitment Parties) the Commitment Parties’ commitments hereunder at any time, in whole or in part, subject to the provisions of the proceeding sentence and your obligations pursuant to the Fee Letter.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the execution and delivery of the Bridge Loan Agreement by the parties thereto, (ii) the consummation of the Acquisition without the use of the Bridge Facility, (iii) public announcement of the abandonment of the Acquisition by you, or the termination of the Acquisition Agreement in accordance with its terms, (iv) the commitments under the Bridge Facility are reduced to zero ($0) in accordance with the terms of this Commitment Letter, and (v) 11:59 p.m. New York City time on April 21, 2019; provided that, to the extent the End Date (as defined in the Acquisition Agreement) is extended to a date (the “Extended Date”) that is on or prior to October 21, 2019 in accordance with the terms of Section 8.01(b)(i) of the Acquisition Agreement (in the form provided to the Arrangers prior to their execution hereof), the date referred to in this clause (iv) shall, upon notice of such extension to the Arrangers from the Company, be automatically extended to such Extended Date (the earliest date in clauses (ii) through (iv) being the “Commitment Termination Date”), unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided that the termination of commitments and agreements pursuant to clause (iv) of this sentence does not preclude our or your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter during the term thereof.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith (prior to the anticipated Closing Date) the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions precedent set forth in Exhibit B.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 9.00 a.m. New York City time on April 23, 2018 (the “Countersign Date”), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by the earlier of (i) the specified time on the Countersign Date and (ii) the time of the public announcement (by you) of the Acquisition, this offer will terminate on such earlier date.

[The remainder of this page is intentionally left blank.]

11

We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Robert Ehudin
Authorized Signatory

Commitment Letter

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name:	Subhalakshmi Ghosh-Kohli
Title:	Authorized Signatory

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

CENTERPOINT ENERGY, INC.

By:	/s/ William D. Rogers
Name:	William D. Rogers
Title:	Executive Vice President and Chief Financial Officer

Commitment Letter

Exhibit A

Summary of Terms and Conditions of the Bridge Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Bridge Facility:	A 364-day senior unsecured term loan facility in an aggregate principal amount of $5.0 billion (the “Bridge Facility”).

Borrower:	CenterPoint Energy, Inc. (the “Company”).

Guarantor:	None.

Joint Bookrunners and Joint Lead Arrangers:

Each of Goldman Sachs Bank USA (“Goldman Sachs”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as joint bookrunner and joint lead arranger (in such capacity, an “Arranger” and collectively, the “Arrangers”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Goldman Sachs will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:	MSSF will act as sole and exclusive syndication agent (in such capacity, the “Syndication Agent”) for the Lenders and will perform the duties customarily associated with such role.

Lenders:	Goldman Sachs, MSSF and/or other banks, financial institutions and institutional lenders selected by the Arrangers in consultation with the Company (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used to fund, in part, the Acquisition, including paying all Transaction Costs.

Availability:	A single drawing may be made under the Bridge Facility on the Closing Date.

Closing Date:	The date on or before the Commitment Termination Date on which the Bridge Facility is available to be borrowed subject to the conditions set forth herein (the “Closing Date”).

Maturity:	The maturity date (the “Maturity Date”) of the Bridge Facility will be the date that is 364 days after the Closing Date.

Amortization:	None. All loans outstanding under the Bridge Facility (the “Loans”) will be due and payable on the Maturity Date.

Exhibit A-1

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Company’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin; or

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

The “Applicable Margin” will be determined as of any date by reference to the pricing grid contained in Annex I to this Exhibit A (the “Pricing Grid”).

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the U.S., (y) the Federal Funds effective rate plus 1⁄2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to such elected interest period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration (such page currently being the LIBOR01 page) or (y) if the rate in clause (ii)(x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to such elected interest period on such other page or other service which displays an average of the London interbank offered rate; provided that the reserve adjusted Eurodollar Rate shall not be less than 0.00%.

Duration Fees:	The Company will pay fees (the “Duration Fees”) for the ratable benefit of the Lenders in amounts equal to the applicable percentage set forth below, of the principal amount of the Loans outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Ticking Fees:	The Company will pay non-refundable ticking fees (the “Ticking Fees”) in amounts equal to the percentage per annum as determined in accordance with the Pricing Grid (the “Ticking Fee Rate”) on the daily average undrawn total commitments in respect of the Bridge Facility, which Ticking Fees will accrue beginning on the date (the “Ticking Fee Start Date”) that is the later of (x) the date of the execution of the Bridge Loan Agreement and (y) the date that is 90 days following the date on which the Company executed the Commitment Letter (the “Commitment Date”), and through the earlier of (i) the date of termination of the commitments and (ii) the Closing Date, payable on the earlier of such date.

Exhibit A-2

Default Interest:	Upon the occurrence and during the continuance of any payment default, interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus (i) in the case of Loans, the rate equal to the rate then applicable thereto and (ii) in the case of other amounts, the rate equal to the rate then applicable to Base Rate Loans, and will be payable on demand.

Interest Payments:	Quarterly for Loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three or six months) for Loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year with respect to Loans bearing interest based upon the reserve adjusted Eurodollar Rate and a 365/366-day year with respect to Loans bearing interest based upon clause (x) of the definition of Base Rate.

Funding Protection and Taxes:	Consistent with the Documentation Principles set forth below. It is understood that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.

Voluntary Prepayments
and Commitment Reductions:	The Bridge Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of Loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of Loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the Bridge Facility may not be reborrowed.

The Bridge Facility commitments may be terminated in whole or in part without premium or penalty upon one business day’s prior written notice.

Exhibit A-3

Mandatory Prepayments
and Commitment Reductions:	The following amounts shall be applied to prepay Loans within three business days following receipt of (and, prior to the Closing Date, the commitments with respect to the Bridge Facility, under the Commitment Letter or the Loan Documents, shall be automatically and permanently reduced by such amounts):

1.  Incurrence of Indebtedness: An amount equal to 100.0% of the net cash proceeds received (including into escrow; provided that the conditions to release of such cash proceeds from escrow are no more onerous than the conditions set forth in Exhibit B to the Commitment Letter) from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by the Company or any of its subsidiaries, other than Excluded Debt (as defined below).

2.  Equity Offerings: An amount equal to 100.0% of (i) the net cash proceeds received (including into escrow; provided that the conditions to release of such cash proceeds from escrow are no more onerous than the conditions set forth in Exhibit B to the Commitment Letter) from the issuance of any common or preferred equity securities (other than an Equity Forward Contract) by the Company or any of its subsidiaries other than issuances pursuant to employee benefit plans and issuances to Target equity holders pursuant to the Acquisition and (ii) the amount payable in the future to the Company or any of its subsidiaries pursuant to any equity forward contract entered into in connection with financing the Acquisition (an “Equity Forward Contract”) shall be applied to reduce the commitments under the Bridge Facility immediately upon such Equity Forward Contract being executed and effective (provided that any conditions or restrictions under such Equity Forward Contract to such payment are no more onerous than the conditions set forth in Exhibit B to the Commitment Letter). In the event that the Company receives any cash proceeds of any equity issuance, up to the amount of any voluntary reduction of commitments under the Bridge Facility previously made by the Company in connection with such equity issuance, then (to avoid duplication) such amount of cash proceeds shall not be applied in mandatory prepayment of Loans or reduction of commitments under the Bridge Facility.

3.  Asset Sales; Insurance Proceeds: An amount equal to 100.0% of the net cash proceeds (including cash equivalents) received from the sale or other disposition of any property or assets of the Company or any of its subsidiaries that results in receipt of net proceeds (in cash or cash equivalents) or insurance or condemnation proceeds paid on account of any loss of any property or assets of the Company or any of its subsidiaries (in each case), other than any Excluded Asset Sales (as defined below).

Exhibit A-4

“Excluded Asset Sale” means (a) the disposition of cash or cash equivalents or other assets classified as current assets on the consolidated balance sheet of the Company, (b) the sale, exchange or other disposition of accounts or notes receivable, (c) the disposition of assets to the Company or any of its subsidiaries, (d) the disposition of assets by any Regulated Subsidiary (as defined below), (e) dispositions with net cash proceeds individually of up to $50.0 million or in aggregate of up to $150.0 million, (f) ordinary course of business asset dispositions, (g) dispositions for which the proceeds are to be reinvested in other assets within twelve months following receipt (or, in the case of casualty or condemnation proceeds, to be applied in the repair or replacement of the affected assets within such period as may be reasonably required), and (h) any insurance proceeds related to Hurricane Harvey received by the Company or its subsidiaries.

“Excluded Debt” means (a) indebtedness incurred pursuant to the Bridge Facility, (b) indebtedness between the Company and/or any of its subsidiaries, (c) commercial paper financings, accounts receivables financing, letter of credit and swap agreements, (d) any trade, seller or customer finance-related financing, (e) indebtedness under the Existing Revolving Credit Agreement (as defined below) and other existing revolving credit facilities of the Company or its subsidiaries, as may be amended from time to time, including under increased commitment amount, to the extent that such commitment increases do not exceed $1.2 billion in aggregate, (f) indebtedness under any Qualifying Committed Financing (as defined below) to the extent the commitments thereunder have already been applied to reduce the commitments under the Bridge Facility, (g) indebtedness of any Regulated Subsidiary that is non-recourse to the Company and its other subsidiaries (other than a Regulated Subsidiary of such Regulated Subsidiary), (h) purchase money and asset financing incurred in the ordinary course of business and (i) indebtedness (except the Securities and other indebtedness incurred in connection with the Acquisition) of up to $150.0 million in the aggregate.

“Regulated Subsidiary” means each subsidiary of the Company (including, following the Closing Date as applicable, the Target and its subsidiaries) whose primary line of business is (a) the transmission and distribution of electric energy and whose operations (including its electrical rates charged to the public) are regulated by applicable governmental authorities or (b) the transmission and distribution of natural gas and whose operations (including its natural gas rates charged to the public) are regulated by applicable governmental authorities and whose material transmission assets are included in its regulated rate base and whose only material pipeline assets are related to its regulated gas distribution business.

In addition, the commitments under the Bridge Facility shall be automatically reduced by the principal amount of commitments obtained by the Company or any of its subsidiaries entering into any

Exhibit A-5

committed but unfunded term loan or similar credit facility for the stated purpose of financing the Acquisition, to the extent that the conditions to availability thereunder are no more restrictive than the conditions to availability of the Bridge Facility (a “Qualifying Committed Financing”).

The Company will notify the Administrative Agent in writing of the receipt of any of the foregoing amounts (or other applicable event) in each case within three business days thereof.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied pro rata to Loans (or as between Lenders which are affiliated with each other as they shall otherwise determine).

Documentation Principles:	The Loan Documents will contain representations and warranties, covenants and events of default which shall be substantially similar to the Amended and Restated Credit Agreement, dated as of March 3, 2016 by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto (as amended, restated, extended, supplemented, modified and otherwise in effect on the date hereof, the “Existing Revolving Credit Agreement”) and only with modifications consistent with this Exhibit A or that are otherwise mutually and reasonably agreed by the Company and the Arrangers. For purposes hereof, the words “substantially similar to” the Existing Revolving Credit Agreement and words of similar import mean substantially the same as the Existing Revolving Credit Agreement with modifications only (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter, (b) to reflect any changes in law or accounting standards (or in the interpretation thereof) since March 3, 2016 as reasonably agreed by the Company and the Administrative Agent and (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed between the Company and the Administrative Agent. It is also understood and agreed that the Bridge Loan Agreement shall include customary LSTA EU bail-in and ERISA provisions. The foregoing provisions are referred to herein as the “Documentation Principles”.

Representations and Warranties:

The Bridge Facility will contain representations and warranties by the Company consistent with the Documentation Principles to be made on the date of the Loan Documents and on the Closing Date; provided that the Bridge Loan Agreement will also include a solvency representation on the Closing Date (such representation to be consistent with that certification set forth in Annex I to Exhibit B).

Affirmative and Negative Covenants:	The Bridge Facility will contain affirmative and negative covenants consistent with the Documentation Principles.

Exhibit A-6

Financial Covenant:	The Company shall not permit as of the last day of each fiscal quarter, the ratio of Consolidated Indebtedness for Borrowed Money as of such date to Consolidated Capitalization as of such date to exceed 65%; provided, however, during each period after the occurrence of a Storm Certificate Effective Date until the applicable Other Covenant Trigger Date, the applicable ratio shall be 70% (defined terms used in this paragraph but not defined herein shall be defined as set forth in the Existing Revolving Credit Agreement), provided, further that in the event that the financial covenant set forth in Section 7.2(a) of the Existing Revolving Credit Agreement (as may be amended, modified, renewed or replaced) is amended in connection with the Transactions, the financial covenant set forth above shall be automatically modified on the Closing Date to match the Existing Revolving Credit Agreement (as so amended, modified, renewed or replaced); provided that in no event shall such amendment increase the applicable ratio set forth above to a level greater than 75%.

Events of Default:	The Bridge Facility will contain events of default consistent with the Documentation Principles.

The acceleration of the Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Conditions Precedent to Borrowing:

The several obligation of each Lender to make, or cause an affiliate to make, Loans on the Closing Date will be subject only to the conditions set forth in Section 2 of the Commitment Letter and in Exhibit B thereto.

Actions Between Effective Date and Closing Date:

During the period from and including the effectiveness of the Bridge Loan Agreement (the “Effective Date”) to and including the earlier of the Commitment Termination Date and the funding of the Loans on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Target Representations constituting conditions to funding as set forth in Exhibit B to the Commitment Letter (“Funding Conditions”)) was incorrect, (ii) any failure by the Company to comply with the affirmative covenants, negative covenants and financial covenants (excluding compliance on the Closing Date with certain affirmative and negative covenants constituting Funding Conditions), (iii) any provision to the contrary in the Bridge Loan Agreement or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Bridge Loan Agreement shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Company) (a) cancel any of its commitments in respect of the Bridge Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (b)

Exhibit A-7

rescind, terminate or cancel the Bridge Loan Agreement or any of its commitments thereunder or exercise any right or remedy under the Bridge Loan Agreement, to the extent to do so would prevent, limit or delay the making of its Loan, (c) refuse to participate in making its Loan or (d) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan; provided that the Funding Conditions are satisfied. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Defaulting Lender:	The Loan Documents shall contain “Defaulting Lender” provisions substantially similar to the corresponding provisions of the Existing Revolving Credit Agreement.

Assignments and Participations:

The Lenders may assign (other than to natural persons, the Company or its subsidiaries) all of their Loans and commitments under the Bridge Facility, or a part of their Loans and commitments in an amount of not less than $5.0 million, to Eligible Assignees (to be defined in the Bridge Loan Agreement), in each case, which are reasonably acceptable to the Administrative Agent and (unless any event of default is continuing) the Company; provided that such assignee shall be deemed reasonably acceptable to the Company if (i) the Company does not otherwise reject such assignee within ten business days of the date on which approval is requested and (ii) such assignment is made by the Arrangers in accordance with the syndication provisions of the Commitment Letter; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above consent requirements. The Lenders will also have the right to sell participations (other than to natural persons, the Company or its subsidiaries) without the consent of the Company or the Administrative Agent, subject only to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Amendments and
Required Lenders:	No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of Loans and commitments outstanding under the Bridge Facility (collectively, the “Required Lenders”), except that the consent of each Lender will be required with respect to certain matters relating to principal, fees and interest rates, payment dates and maturity, pro rata payment and sharing provisions and amendment provisions and the definition of Required Lenders, in a manner substantially similar to the Existing Revolving Credit Agreement.

Exhibit A-8

Indemnity and Expenses:	The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form substantially similar to the Existing Revolving Credit Agreement. The Company will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers, the Syndication Agent and the Administrative Agent associated with the syndication of the Bridge Facility, (ii) reasonable and documented out-of-pocket expenses of the Administrative Agent associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including, in the case of clauses (i) and (ii) the reasonable fees, disbursements and other charges of (x) one counsel plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively each jurisdiction or applicable specialty to the affected indemnified person (y) and the charges of electronic loan administration platforms) and (iii) all reasonable and documented out-of-pocket expenses of the Arrangers, the Syndication Agent, the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of one counsel plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively each jurisdiction or applicable specialty to the affected indemnified person) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.

Governing Law and
Jurisdiction:	The Bridge Facility will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents; provided that the laws of the State of Indiana will govern (i) whether a Target Material Adverse Effect has occurred, (ii) compliance with any Target Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

Counsel to the Arrangers and the Administrative Agent:	Weil, Gotshal & Manges LLP.

Exhibit A-9

Annex I to Exhibit A

Bridge Facility Pricing Grid

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable type of Loan opposite the applicable Designated Ratings of the Company from S&P and Moody’s, in each case, with a stable or better outlook:

Company’s Designated Ratings (S&P or Moody’s)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter		Ticking Fee Rate
	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans
Rating Level 1: > A-/A3	0 bps	100 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	10.0 bps
Rating Level 2: A-/A3	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	12.5 bps
Rating Level 3: BBB+/Baa1	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	17.5 bps
Rating Level 4: BBB/Baa2	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	22.5 bps
Rating Level 5: BBB-/Baa3	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	27.5 bps
Rating Level 6: ≤ BB+/Ba1	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps	32.5 bps

For the purposes of the foregoing (and subject to the last paragraph hereof):

“Designated Rating” means (a) in the case of S&P, the Company’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Company’s corporate credit rating) issued by S&P and (b) in the case of Moody’s, the Company’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Company’s long-term issuer rating) issued by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) S&P and (b) Moody’s.

Annex I to Exhibit A-1

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

For purposes of the foregoing, (a) if the Designated Ratings differ (i) by one level, the Applicable Margin and Ticking Fee Rate shall be based upon the higher of such Designated Ratings; (ii) by two levels, the Applicable Margin and Ticking Fee Rate shall be based upon the level between such Designated Ratings; (iii) by more than two levels, the Applicable Margin and Ticking Fee Rate shall be based upon the level which is one level above the lower of such Designated Ratings; (b) if only one of the two Rating Agencies issues a Designated Rating, the Applicable Margin and Ticking Fee Rate shall be based upon such Designated Rating; (c) if the Designated Ratings established by either of the two Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency (it being understood that a change in outlook status (e.g., watch status, negative outlook status) does not constitute a change in any Designated Rating for purposes hereof); and (d) if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent shall negotiate in good faith if necessary to amend this definition and the definitions of “Designated Rating” and “Rating Agencies” to reflect such changed rating system or the unavailability of Designated Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and Ticking Fee Rate shall be determined by reference to the Designated Rating of such Rating Agency most recently in effect prior to such change or cessation.

Annex I to Exhibit A-2

Exhibit B

Summary of Conditions Precedent to the Bridge Facility

1.	Concurrent Transactions. The terms of the Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) shall be reasonably satisfactory to the Arrangers (it being agreed that the execution version of the Acquisition Agreement provided to the Arrangers prior to their execution of the Commitment Letter is reasonably satisfactory to the Arrangers). The Acquisition shall have been consummated or will be consummated substantially concurrently with the funding under the Bridge Facility in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to consummate the Acquisition thereunder, or consent or request by the Company or any of its subsidiaries (other than any such amendment, modification, waiver, consent or request that is not materially adverse to the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arrangers, such consent not to be unreasonably withheld or delayed; it being understood and agreed that neither of the following are materially adverse to the Lenders: (x) a reduction of less than 10% in the consideration payable under the Acquisition Agreement so long as such decrease in the consideration payable shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility or (y) an increase in the consideration payable under the Acquisition Agreement so long as such increase is paid in the form of common equity of the Company.

2.

Target Material Adverse Effect. There shall not have occurred: (i) from January 1, 2018 to the date of the Acquisition Agreement, any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect (as defined below), except (A) as set forth in the Company Reports publicly available and filed with or furnished to the SEC at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) and (B) subject to Section 9.04(k) of the Acquisition Agreement, as set forth in Section 3.07(b) of the Company Disclosure Letter in the form provided to the Arrangers prior to the date hereof or (ii) since the date of the Acquisition Agreement, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. For the purposes hereof, “Target Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary operates, including electric generating, transmission or distribution, natural gas transmission and distribution, construction and performance contracting industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into

Exhibit B-1

account in determining whether there has or will be, a Company Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of the Acquisition Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is expressly required pursuant to the Acquisition Agreement, or is consented to by Parent, or any action taken by Parent or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to the Acquisition Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the Acquisition Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Required Statutory Approvals or the Required State Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g), (h), (i) and (j) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition). Capitalized terms used in this paragraph 2 are used as defined in the Acquisition Agreement (in the form provided to the Arrangers prior to their execution of the Commitment Letter).

3.

Financial Statements. The Arrangers shall have received (i) audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and shareholders’ equity of each of the Company and the Target prepared in accordance with generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board (“GAAP”) as of and for each of the three fiscal years ending at least 60 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows prepared in accordance with GAAP as of and for each fiscal quarter (other than the fourth fiscal quarter) of each of the

Exhibit B-2

Company and the Target ending after the latest fiscal year for which financial statements have been delivered under clause (i) and at least 40 days prior to the Closing Date and for the corresponding periods of the prior fiscal year and (iii) customary pro forma financial statements of the Company giving effect to the Transactions and all other recent, probable or pending acquisitions, in each of clauses (i) through (iii) meeting the requirements of Regulation S-X and, in the case of clause (iii), as of and for the periods required by Rule 3-05 and Article 11, as applicable, of Regulation S-X and only to the extent the Company will be required to file such financial statements with the Securities and Exchange Commission, regardless of the timing of such filing. The Arrangers hereby acknowledge that the Company’s or the Target’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this paragraph.

4.	Definitive Documents; Customary Closing Conditions. Loan Documents substantially consistent with the terms set forth in this Commitment Letter shall have been executed and delivered by the Company. The Company shall have complied with each of the following closing conditions: (i) the delivery of customary legal opinions from Akin Gump Strauss Hauer & Feld LLP, as special counsel to the Company (or other counsel reasonably acceptable to the Administrative Agent), in form and substance reasonably acceptable to the Company and the Administrative Agent; (ii) the delivery of customary resolutions and secretary’s certificates relating to the organization, existence and good standing of the Company and the authorization of the Loan Documents and a customary certificate that certifies that the condition precedent set forth in paragraph 1 of this Exhibit B has been satisfied; (iii) the delivery of a customary borrowing notice; (iv) payment of fees and, to the extent invoiced at least three days prior to the Closing Date, expenses payable to the Arrangers, the Administrative Agent or the Lenders to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date; (v) the delivery of a solvency certificate from the chief financial officer of the Company in the form of Annex I to Exhibit B certifying the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions; and (vi) the Administrative Agent shall have received at least five business days prior to the Closing Date all documentation and other information reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) in writing at least ten Business Days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.	No Default/Accuracy of Certain Representations and Warranties. (i) There shall exist no default or event of default under the Loan Documents with respect to (a) non-payment of fees due under the Bridge Facility; (b) breach of negative covenants relating to certain liens, consolidation, merger or disposal of assets (it being understood that such event of default shall be substantially the same as Section 8.1(d) of the Existing Revolving Credit Agreement as it relates to a breach of covenants substantially the same as Section 7.2(b) and Section 7.2(c) of the Existing Revolving Credit Agreement); (c) non-payment or acceleration of other indebtedness for borrowed money in excess of $125 million (it being understood that such event of default shall be substantially the same as Section 8.1(f)(i) of the Existing Revolving Credit Agreement); or (d) bankruptcy or insolvency events with respect to the Company (but not any of its subsidiaries) (it being understood that such events of default shall be substantially the same as Section 8.1(g) and Section 8.1(h) of the Existing Revolving Credit Agreement), and (ii) the Target Representations and the Specified Representations shall be true and correct in all material respects (except those which are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the Loans on the Closing Date.

Exhibit B-3

Annex I to Exhibit B

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

CENTERPOINT ENERGY, INC.

AND ITS SUBSIDIARIES

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of CenterPoint Energy, Inc. (the “Company”), and not individually and on behalf of the Company and without personal liability, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex I to Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually and without personal liability, as of the date first stated above.

CENTERPOINT ENERGY, INC.

By:
Name:
Title: